Exhibit 99.1

2151 O’Toole Ave., Suite 50 | San Jose, CA 95131

July 28, 2014

To our Shareowners,

I am writing to give you a brief update on the status and future of Viropro.

BPD, our San Diego-based subsidiary which has historically generated the bulk of the company's revenue, is no longer in operation. Previous management sold the company's equipment and certain other assets to Z3 Capital LLC in 2013 for approximately $66,000, of which $50,000 was paid directly by the purchaser to a former employee of BPD, in settlement of a judgment against the company. Two other former employees continue to have outstanding judgments against BPD. Ooxesis, LLC (www.ooxesis.com) presently occupies BPD's former facility in San Diego and is in possession of the assets acquired by Z3 Capital. We are in the process of evaluating our rights with respect to that transaction.

Several break-ins occurred at the Alpha Biologics facility in Penang prior to the installation of our new management team. It appears that there has been extensive damage to the electrical and HVAC systems as a result of the theft of cabling and equipment. There is also cosmetic damage. Spring Hill Bioventures, one of Viropro's largest shareholders, has advanced funds for the purpose of sealing the building and providing 24-hour security in order to prevent further damage as well as for the completion of Viropro’s audited financials for 2013. We are delighted to have the full support of Spring Hill whose professional staff has also been extraordinarily helpful in Penang. Although we have not yet completed a professional on-site assessment of the Alpha facility, we believe that it remains largely intact and can be restored to its previous condition.

We have conducted a preliminary review of Viropro’s assets and capabilities. Based on that assessment and our understanding of the current global biopharmaceutical market, we have concluded that a strategic realignment is necessary in order for us to create enduring shareholder value. That process was initiated when we retained Dr. Joseph Vallner as Acting President, and we are delighted to have an experienced professional of his caliber on our team and leading this effort.

We continue to be committed to securing partnership agreements with companies seeking to serve Asian and Latin American markets by manufacturing biosimilars in Malaysia. Because there are now multiple sources of manufacturing-ready clones for the major biologics which are either off patent or nearing the end of their patent protection, we do not believe that it is in our best interest to develop such clones for other parties. Instead, we will focus on making our facility available under contract to firms whose products are ready for late-stage clinical or commercial production. Some of those discussions are underway, and we believe that contract manufacturing services represent an important short-term source of revenue for Viropro. We also believe that we can secure sufficient capital for the refurbishment of the Penang facility on the basis of a signed agreement with a reputable manufacturing partner.

The overall prospects for the market for biosimilars remain strong. A recent report by Allied Marketing Research predicts that the global sales of biosimilars will grow from $1.3 billion last year to $35 billion by 2020. The market in the EU is growing rapidly, but the U.S. market has not materialized as quickly as had been hoped, in part because of regulatory uncertainty and what would appear to be a higher than anticipated threshold for establishing clinical equivalence. Novartis just became the first company to file an application for the approval of a biosimilar under the FDA’s new regulatory guidelines, hoping to bring to the U.S. market a version of filgrastim (Neupogen®) that is currently sold in over 40 countries worldwide.

The market in developing countries represents an enormous growth opportunity, although it has become crowded, particularly by products manufactured in India and elsewhere. Those markets are increasingly price competitive, which means that success will go to companies which already have market presence and distribution capabilities. For those reasons, our contract manufacturing business is much more likely to be financially viable if we ally ourselves with partners who have development and distribution capacity, while we provide manufacturing resources in a country which has relatively low wages, coupled with world-class infrastructure, solid protection of intellectual property and tax incentives.

Longer term, we believe that the best interests of our shareholders will be served by a transition to a higher value-added position in the production of biopharmaceuticals. That will take the form of two new businesses:

(1)	the development of improved delivery systems for both small and large molecule drugs which enable sustained release, dosing convenience or reduced toxicity and

(2)	the development of bio-betters – novel versions of marketed biologics whose performance can be enhanced by modifications to the initial product which improve clinical performance or reduce manufacturing costs.

Without taking on the excessive risk associated with identifying novel targets or creating new classes of drugs, we have determined that it is within our capabilities to create improved versions of well-established biopharmaceuticals, which can generate above average returns. We have entered into discussions to in-license such products and hope to be reporting on the outcome of those initiatives soon.

We are in the process of assembling a world class team of employees and consultants to drive this new strategy. Consistent with the approach of a number of successful companies in our industry, we are committed to creating a low-overhead, virtual operating environment that does not saddle us with high fixed costs. Instead, we will take advantage of an enormous reservoir of talent throughout the world, consisting of experienced biopharmaceutical professionals who will work on a project basis. In doing so, we can link the scientific and technical expertise we need from around the globe with the high quality labor force available to us in Penang. We intend to actively in-license products and to engage in novel financial strategies to accelerate the development of new products from privately held companies which are restricted by the limitations of conventional venture financing and cannot access the public markets.

At the end of the day, a company is ultimately about its people. I am proud to be part of a team that is committed to turning Viropro around and has the professional skills and personal integrity to do just that. The company has real challenges, but it also has considerable assets. I want to assure you that we will do our very best to earn the trust that has been placed in us by our loyal shareholders.

Sincerely,

Bruce Cohen

Chairman of the Board